Exhibit 99.1

PRESS RELEASE

REVISED
For More Information Contact:	For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports Second Quarter 2006 Results

New Haven, Connecticut (July 21, 2006) - Southern Connecticut Bancorp, Inc. (“Company”), (AMEX:SSE), the parent company of The Bank of Southern Connecticut, today reported results for the second quarter ended June 30, 2006.

Net loss for the second quarter of 2006 was $(242,408) or $(0.08) per fully diluted share compared with a net loss of $(160,470) or $(0.05) per fully diluted share for the second quarter ended June 30, 2005.

Total assets at June 30, 2006 were $97,863,900 representing a 12% increase from total assets of $87,461,174 at June 30, 2005. Total loans at June 30, 2006 were $63,996,039 representing a 21% increase from total loans of $52,843,944 at June 30, 2005. Total deposits grew by 16% from $64,795,413 at June 30, 2005 to $75,132,341 at June 30, 2006. Total interest income also grew by 29% from $1,273,240 during the second quarter of 2005 to $1,641,975 during the second quarter of 2006.

Total non-interest expense increased by 14% from $1,252,844 during the second quarter of 2005 to $1,422,642 during the second quarter of 2006. The Company opened its New London office, The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut, on March 6, 2006 and opened its North Haven office, The Bank of North Haven, a division of The Bank of Southern Connecticut, on July 10, 2006, bringing the total number of offices to five. The addition of these two new offices, along with other staff hires, directly contributed to the increase in non-interest expenses.

Michael M. Ciaburri, President and Chief Operating Officer, commented, “Despite the loss in the current quarter for Southern Connecticut Bancorp, Inc., we are encouraged with the continuing development of our operations as we continue to increase our loans and deposits. With the ongoing growth of our business, we are focused on strategically expanding our operational base and footprint and believe our new offices in New London and North Haven, Connecticut strongly position us to reach new high-growth markets.”

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp, Inc. owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates five branches, two in New Haven, one in Branford, one in North Haven, and one in New London, Connecticut.

Southern Connecticut Bancorp, Inc. was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Inc., Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 22, 2006 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	June 30,	December 31,	June 30,
BALANCE SHEET DATA	2006	2005	2005
Loans Receivable ( net of allowance for loan losses)	$63,996,039	$55,881,508	$52,843,944

Loans Held for Sale, Fair Value	366,872	401,503	662,172

Investment Securities	8,892,402	9,973,488	11,204,276

Deposits:
Checking - Non Interest Bearing	23,137,094	18,091,849	16,962,840
Checking - Interest Bearing	2,050,865	1,629,570	1,608,182
NOW	4,317,682	4,546,383	9,604,566
Money Market	27,355,587	27,001,393	23,715,773
Savings	2,691,246	2,690,236	3,310,836
Time Deposits	15,579,867	11,320,085	9,593,216
Total Deposits	75,132,341	65,279,516	64,795,413

Repurchase Agreements	820,075	1,363,368	519,272

Capital Lease Obligations	1,188,684	1,189,212	1,189,712

Total Assets	97,863,900	88,574,234	87,461,174

Total Shareholders' Equity	20,063,581	20,296,843	20,529,231

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
STATEMENT OF OPERATIONS DATA	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Interest Income	$1,641,975	$1,273,240	$3,134,331	$2,446,171

Interest Expense	497,939	248,998	911,206	485,553

Provision for Loan Losses	162,507	93,409	104,475	110,409

Net Interest Income	981,529	930,833	2,118,650	1,850,209

Noninterest Income	198,705	161,541	383,115	290,405

Noninterest Expense	1,422,642	1,252,844	2,665,280	2,316,651

Net Income (Loss)	$(242,408)	$(160,470)	(163,515)	$(176,037)

PER SHARE DATA
Basic Income (Loss) per Share	$(0.08)	$(0.05)	$(0.06)	$(0.06)
Diluted Income (Loss) per Share	$(0.08)	$(0.05)	$(0.06)	$(0.06)